Exhibit 99.1

Bill Day
Media Relations
210-220-5427

CULLEN/FROST BANKERS ANNOUNCES
CHANGES TO BOARD OF DIRECTORS

SAN ANTONIO, Jan. 28, 2022 – The board of directors of Cullen/Frost Bankers, Inc. announced that directors Karen E. Jennings and Ida Clement “Weisie” Steen have notified the board of their decision to retire from the board and not stand for re-election to the board when their terms expire at Cullen/Frost’s annual meeting of shareholders in April.

Jennings joined the Cullen/Frost board in 2001 and serves on the Compensation and Benefits Committee, Corporate Governance and Nominating Committee, and the Risk Committee. Steen joined the Cullen/Frost board in 1996 and serves on the Compensation and Benefits Committee, Corporate Governance and Nominating Committee, and the Technology Committee.

“We’re grateful for the leadership and service provided by Weisie and Karen,” said Phil Green, Cullen/Frost Chairman and CEO. “Their veteran presence has been much appreciated as we have grown over the past two decades, and I want to personally thank them for everything they’ve contributed to our company’s success.”

The board decided to nominate Laurie Baker and Linda Burke Rutherford for election to the board by Cullen/Frost shareholders at the upcoming annual meeting of shareholders in April.

Baker is executive vice president and chief operating officer at Camden Property Trust, a Houston-based publicly traded real estate investment trust. She has been with Camden since

1999 and is responsible for the oversight and strategy of Camden's portfolio operations and investment funds. Baker has a bachelor of business administration degree in marketing from Sam Houston State University and a master of business administration degree in finance and investments from George Washington University.

Rutherford is executive vice president for people and communications at Dallas-based Southwest Airlines. She has been with Southwest since 1992 and has responsibility over the Communications & Outreach and Culture & Engagement functions as well as People Department (Human Resources), Southwest Airlines University (training and leadership development) and Diversity, Equity & Inclusion. Rutherford has a bachelor of arts degree in journalism from Texas Tech University.

“We’re glad Laurie and Linda both come from great companies that, like Frost, understand the importance of culture and values in generating shareholder value,” Green said.

About Cullen/Frost:
Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $50.9 billion in assets at Dec. 31, 2021. Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

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